UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                             AMENDMENT NO. 1 FORM CB
                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

           Securities Act Rule 801 (Rights Offering)                         [X]
           Securities Act Rule 802 (Exchange Offer)                          [X]
           Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)               [ ]
           Exchange Act Rule 14d-1(c) (Third Party Tender Offer)             [ ]
           Exchange Act Rule 14e-2(d) (Subject Company Response)             [ ]
           Filed or submitted in paper if permitted by Regulation S-T Rule [ ] 101(b)(8)


                               DESC, S.A. DE C.V.
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
      (Translation of Subject Company's Name into English (if applicable))

                                     MEXICO
--------------------------------------------------------------------------------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                               DESC, S.A. DE C.V.
--------------------------------------------------------------------------------
                       (Name of Person(s) Furnishing Form)

                SERIES C SHARES, WITHOUT EXPRESSION OF PAR VALUE
--------------------------------------------------------------------------------
                     (Title of Class of Subject Securities)

                                    250309101
--------------------------------------------------------------------------------
              (CUSIP Number of Class of Securities (if applicable))

                                  RAMON ESTRADA
                          PASEO DE LOS TAMARINDOS 400-B
                    BOSQUES DE LAS LOMAS, 05120 MEXICO, D.F.
                               011-52-555-261-8000
--------------------------------------------------------------------------------

 (Name, Address (including zip code) and Telephone Number (including area code)
          of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company) Copies to:


                                  MARCH 8, 2004
--------------------------------------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)

PART I -  INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.   HOME JURISDICTION DOCUMENTS

               (a) Not applicable.

               (b) Not applicable.

ITEM 2.   INFORMATIONAL LEGENDS

          This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

          It may be difficult to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It might be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

               (1) The following documents are furnished as exhibits to this
Form:

Exhibit No.                    Description
-----------                    -----------

                     Item
                     ----

II.(1)-1.1*          English translation of press release, dated February 17,
                     2004, issued by Desc, S.A. de C.V. announcing meetings regarding an increase in capital and capital restructuring
                     (incorporated herein by reference to the Form 6-K filed by the Registrant on February 19, 2004).

II(1)-1.2*           English translation of Notice, dated February 19, 2004,
                     issued by Desc, S.A. de C.V. announcing Special
                     Shareholders Meeting (incorporated herein by reference to the Form 6-K filed by the Registrant on February 19, 2004).

II(1)-1.3*           English translation of Notice, dated February 19, 2004,
                     issued by Desc, S.A. de C.V. announcing General Ordinary
                     And Extraordinary Shareholders Meeting (incorporated herein by reference to the Form 6-K filed by the Registrant on February 19, 2004).


----------------
* Previously filed on Form CB, dated March 8, 2004.

II(1)-1.4*           English translation of press release, dated March 8, 2004, issued by Desc, S.A. de C.V. announcing resolutions adopted by the applicable shareholders at the Special Shareholders
                     Meeting and the General and Extraordinary Shareholders
                     Meeting of the Company held as of that date (incorporated herein by reference to the Form 6-K filed by the Registrant on March 8, 2004).

II(1)-1.5            English translation of the Summary of the Resolutions
                     adopted at the Ordinary and Extraordinary Shareholders
                     Meeting of Desc, S.A. de C.V., held on March 8, 2004
                     (incorporated herein by reference to Item 1 of the Form
                     6-K filed by the Registrant on March 9, 2004).

II(1)-1.6            English translation of the Summary of the Resolutions
                     adopted at the Special Series C Shareholders Meeting of
                     Desc, S.A. de C.V., held on March 8, 2004 (incorporated herein by reference to Item 2 of the Form 6-K filed by the Registrant on March 9, 2004).

II(1)-1.7            English translation of the Notice to the Shareholders of
                     Desc, S.A. de C.V., held on March 8, 2004 (incorporated herein by reference to Item 3 of the Form 6-K filed by the Registrant on March 9, 2004). +


               (2) Not applicable.

               (3) Not applicable.

PART III - CONSENT TO SERVICE OF PROCESS

               Desc, S.A. de C.V. filed with the Commission a written irrevocable consent and power of attorney on Form F-X. *


-----------------------
+ Text of Notice previously filed as a press release by Registrant on March 9, 2004.

PART IV - SIGNATURES



               After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                /s/ Arturo D'Acosta Ruiz
                                              ----------------------------------
                                                        (Signature)


                                                    ARTURO D'ACOSTA RUIZ
                                                  CHIEF FINANCIAL OFFICER
                                              ----------------------------------
                                                    (Name and Title)


                                                       March 9, 2004
                                              ----------------------------------
                                                         (Date)